Exhibit 5.1

Blake, Cassels & Graydon LLP

Barristers & Solicitors

Patent & Trad-mark Agents

595 Burrard Street, P.O. Box 49314

Suite 2600, Three Bentall Centre

Vancouver BC V7X 1L3 Canada

Tel: 604-631-3300   Fax: 604-631-3309

February 25, 2022

Reference: 99493/1

Zymeworks Inc. 114 East 4th Avenue - Suite 800 Vancouver, BC, Canada V5T 1G4

RE:       Zymeworks Inc. – Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Zymeworks Inc., a company continued under the Business Corporations Act (British Columbia) (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (such registration statement, as it may be amended from time to time, is referred to herein as the “Registration Statement”) relating to the registration pursuant to the United States Securities Act of 1933, as amended, of 750,000 common shares (the “Shares”) in the capital of the Company which are reserved for issuance pursuant to the exercise of share options which may be granted under the Company’s inducement stock option and equity compensation plan (the “Inducement Plan”).

For the purposes of this opinion we have reviewed such corporate records of the Company and other documents as we have deemed necessary or desirable to give the opinion expressed below.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.

Based and relying upon and subject to the foregoing, we are of the opinion at the date hereof that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms of the Inducement Plan, will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the Registration Statement.

The opinion expressed in this letter is subject to the following exceptions and qualifications:

(a)	we do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the federal laws of Canada specifically applicable therein; and

(b)	our opinion is based on legislation and regulations in effect on the date hereof.

TORONTO	CALGARY	VANCOUVER	MONTRÉAL	OTTAWA	NEY YORK	LONDON

Blake, Cassels & Graydon LLP   |   blakes.com

We acknowledge that we are referred to in the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the Rules and Regulations of the Commission.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

TORONTO	CALGARY	VANCOUVER	MONTRÉAL	OTTAWA	NEY YORK	LONDON

Blake, Cassels & Graydon LLP   |   blakes.com